Exhibit 10.1

1ST CONSTITUTION BANCORP

2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

Establishment of Plan

Effective as of January 1, 2005, Bancorp hereby establishes a plan designed to provide a nonqualified pension benefit to certain selected key executives of Bancorp and Bank. This Plan is intended to be fully compliant with the requirements of Section 409A of the Code, and is to be interpreted and administered accordingly. In addition to the benefits that accrue under this Plan on and after January 1, 2005, this Plan also assumes all liabilities under the Grandfathered Plan that were not vested as of December 31, 2004.

ARTICLE II

Definitions

1
2.1	Actuarial Equivalent

“Actuarial Equivalent” means an amount or benefit of equal value based on an interest rate and mortality table established by the Committee from time to time, based upon market conditions, as determined in the sole discretion of the Committee.

2.2	Bancorp

“Bancorp” means 1st Constitution Bancorp, and any successors thereto.

2.3	Bank

“Bank” means 1st Constitution Bank, and any successors thereto.

2.4	Beneficiary

“Beneficiary” means one or more persons designated in writing by a Member in the manner specified by the Committee to receive the Member’s benefits under the Plan in the event of his or her death, or in the event of no such designation, the term will mean the estate of the Member.

2.5	Board of Directors

“Board of Directors” means the Board of Directors of Bancorp.

2.6	Cause

“Cause” shall mean conviction or a plea of nolo contendre with respect to a felony or a similar class crime committed while employed by the Company, or if any regulatory agency requires the Company to sever its relationship with the Member, or if the Member is required to not be associated with any public company arising out of actions of the Member as an employee of the Company. If the Member contests the determination of Cause, and if he or she is successful in causing such determination to be reversed, then he or she will be entitled to all benefits hereunder, plus interest and reasonable legal fees in connection with such contest. If he or she contests the determination of Cause and loses, he or she will be responsible for the Company’s legal fees if it is determined by a court of competent jurisdiction that his or her contesting the determination of Cause was done in bad faith. The Board of Directors shall have the complete discretionary responsibility to determine whether Cause exists, without participation of the Member involved.

2.7	Change of Control
A “Change of Control” will be deemed to have occurred if -

(X)          any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a person engaging in a transaction of the type described in clause (Z) below of this definition but which does not constitute a change in control under such clause (Z), hereafter becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than 50% of the combined voting power of Bancorp’s then outstanding securities; or

(Y)          during any period of twenty-four (24) consecutive months during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with Bancorp to effect a transaction described in clauses (X) or (Z) of this definition) whose election by such Board of Directors, or nomination for election by Bancorp’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(Z)          Bancorp completes a merger, consolidation or similar transaction of Bancorp with or into any other corporation or entity, or a binding share exchange involving Bancorp’s securities, other than any such transaction which would result in the voting securities of Bancorp outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Bancorp or such surviving entity outstanding immediately after such transaction, or Bancorp completely liquidates, sells or otherwise disposes of all or substantially all of its assets.

2.8	Code

“Code” refers to the Internal Revenue Code of 1986, as amended, as well as all agency guidance issued thereunder.

2.9	Committee

“Committee” means a committee of the Board of Directors to which is delegated responsibility to administer this Plan.

2.10	Company

“Company” means Bancorp and/or Bank.

2.11	Disability

“Disability” means (i) the Member is determined to be disabled within the meaning of the Company’s long term disability plan, (ii) the Member is unable to perform his or her job functions in full for a period of 180 days as a result of a physical or mental condition, or (iii) the Committee determines that the Member is disabled after appropriate medical consultants, all to be determined in the sole discretion of the Committee.

2.12	Eligible Employee

“Eligible Employee” means any executive employed by the Company who is designated by the Committee as a Member under the Plan.

2.13	Grandfathered Plan

“Grandfathered Plan” means the 1st Constitution Supplemental Executive Retirement Plan, adopted effective as of October 1, 2002, and as amended thereafter.

2.14	Final Base Compensation

“Compensation” means a Member’s highest annual rate of base compensation in effect during the twelve (12) month period prior to termination of employment, excluding bonuses, overtime pay, commissions, other extraordinary payments, reimbursements or other expense allowances, equity compensation, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits, paid by the Company to such Employee for services rendered by him or her to the Company. Notwithstanding the foregoing, Compensation shall include any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includible in the gross income of the Member under Section 125, 402(e)(3), or 402(h)(1)(B) of the Internal Revenue Code of 1986, as amended. Notwithstanding the above, in the event of the death of a Member (while still employed by the Company) prior to his or her attaining age 65 and also prior to a Change of Control, then Final Base Compensation used to calculate the SERP Benefit shall be determined for such Member in accordance with Appendix C.

2.15	Member

“Member” means an Eligible Employee who becomes a Member pursuant to Article III.

2.16	Normal Retirement Date

“Normal Retirement Date” means a Member’s 65th birthday.

2.17	Plan

“Plan” means this 1st Constitution Bancorp 2005 Supplemental Executive Retirement Plan, as set forth herein, and as amended from time to time.

2.18	SERP Benefit

“SERP Benefit” shall mean the annual retirement benefit payable to a Member pursuant to the terms of this Plan. In all instances, a Member’s SERP Benefit shall be reduced by the SERP Benefit, if any, payable to or on behalf of the Member under the Grandfathered Plan.

2.19	Years of Service

“Years of Service” means each full year in which a Member serves as an employee of the Company (including years prior to implementation of this Plan).

2.20

For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice versa. Any reference to a “Section” or “Article” shall mean the indicated section or article of this Plan unless otherwise specified.

ARTICLE III

Participation

An Eligible Employee listed in Appendix A shall become a Member of the Plan effective as of January 1, 2005. Each other Eligible Employee shall become a Member upon appointment by the Committee (provided that the Committee also determines a percentage multiplier for such new Member).

ARTICLE IV

SERP Benefit

3.
4.1	Amount of SERP Benefit

Each Member who retires on or after his or her Normal Retirement Date shall be entitled to a SERP Benefit. The amount of a Member’s SERP Benefit at his or her Normal Retirement Date shall be equal to the percentage multiplier established by the Committee for such Member (as set forth in Appendix A) multiplied by the Member’s Final Base Compensation, reduced by the SERP Benefit (if any) payable to or on behalf of the Participant under the Grandfathered Plan.

4.2	Benefits Upon Reemployment

If a Member is rehired by the Company after he or she becomes entitled to a SERP Benefit, his or her SERP Benefit shall not be paid during such period of reemployment, but shall commence or resume not sooner than the first day of the month following his or her subsequent retirement or separation. The SERP Benefit payable after his or her subsequent retirement or separation shall be recalculated under this Plan at such subsequent retirement under the terms of the Plan then in effect (but shall in no case be less than the SERP Benefit to which he or she was entitled at the time of the first retirement).

4.3	Early Retirement Benefit

Upon a Member’s separation from service from the Company prior to his or her Normal Retirement Date (for reasons other than Disability, death or Change of Control), the SERP Benefit (i.e., the vested benefit payable at Normal Retirement Date) will be reduced by five percent (5%) for each full or partial year by which such Member’s date of separation from service precedes his or her Normal Retirement Date.

4.4	Disability Retirement Benefit

Upon a Member’s separation from service from the Company as a result of Disability, he or she will be 100% vested and entitled to the SERP Benefit, which SERP Benefit shall commence at Normal Retirement Date, unreduced for early retirement, in the form of a lifetime annuity with a 15-year guarantee.

ARTICLE V

Vesting

4.

A Member shall be vested in his SERP Benefit in accordance with the following schedule:

Year(s) of Service	Vested Percentage

Less than 1 Year of Service	0%

1 Year of Service, but less than

2 Years of Service	10%

2 Years of Service, but less than

3 Years of Service	20%

3 Years of Service, but less than

4 Years of Service	30%

4 Years of Service, but less than

5 Years of Service	40%

5 Years of Service, but less than

6 Years of Service	50%

6 Years of Service, but less than

7 Years of Service	60%

7 Years of Service, but less than

8 Years of Service	70%

8 Years of Service, but less than

9 Years of Service	80%

9 Years of Service, but less than

10 Years of Service	90%
10 or more Years of Service	100%

If a Member terminates employment with the Company and each affiliated employer with fewer than ten (10) Years of Service, any portion of the Member’s SERP Benefit which is not vested shall be forfeited.

Notwithstanding the foregoing, a Member shall be one hundred percent (100%) vested in his or her SERP Benefit if, while he or she is employed by the Company, he or she dies, he or she separates from service with the Company as a result of Disability, or a Change of Control occurs. In addition, a Member will be fully vested if he or she retires on or after the Member’s Normal Retirement Date. All benefits under the Plan with respect to a Member will be forfeited if he or she is terminated (or treated as terminated following actual termination) for Cause.

Notwithstanding the foregoing, the Board may, in its sole determination, from time to time accelerate the vesting of the SERP Benefit payable to any Member. In each such an event, a new vesting schedule reflecting such accelerated vesting shall be attached as an exhibit or schedule hereto.

ARTICLE VI

Death Benefits

5.
6.1	Death Prior to SERP Benefit Commencement

If the Member dies prior to commencement of the SERP Benefit while employed by the Company (or after separating from service with the Company as a result of Disability, as set forth in Section 4.4), the Member’s Beneficiary shall be entitled to a lump sum payment equal to the Actuarial Equivalent of the SERP Benefit payable at the Normal Retirement Date.

6.2	Death After SERP Benefit Commencement

If the Member dies after commencement of the SERP Benefit, the Member’s Beneficiary shall be entitled to a lump sum payment equal to the Actuarial Equivalent of the remaining SERP Benefit otherwise payable to the Member.

ARTICLE VII

Time and Form of Payment

6.
7.1	Time of Payment

Payment of a Member’s SERP Benefit will commence as follows:

•	for retirement on his or her Normal Retirement Date, on the first day of the month following retirement;
•

for retirement from the Company prior to Normal Retirement Date, on the first day of the month following such retirement, or the first day of the month next following his or her 65th birthday (at the election of the Member);

•	for payment to a Beneficiary as a result of death, on or about the first day of the month following such death;

•

for termination following a Change of Control, the SERP Benefit will be 100% vested (with a deemed 10 Years of Service) and will be paid at age 65 or on the first day of the month following such termination of employment (as elected by the Member) (with a five percent (5%) reduction for each year (or portion thereof) by which the commencement date precedes his or her 65th birthday).

•	for termination as a result of Disability, on the first day of the month following the Member’s attainment of age 65.

With respect to discretionary commencement dates, a Member shall elect the commencement date upon his or her first becoming a Member. Notwithstanding the preceding sentence, a Member shall have the right, in accordance with the transition relief issued under Section 409A of the Code, to elect in writing the commencement date, provided that such election shall be made prior to January 1, 2008. In the absence of such an election, and in the event of a discretionary commencement date, the Member shall be deemed to have elected to commence receipt of his or her payments as of the earliest possible date. Such elections shall be irrevocable.

7.2	Form of Payment

Upon becoming a Member in the Plan, the Member shall elect the form of distribution of his or her SERP Benefit on a form provided by the Committee for such purpose. If a Member fails to timely elect a form of distribution, the lump sum will be treated as the default election. An election hereunder shall be irrevocable. The following distribution options are available:

•

for payments commencing on or after Normal Retirement Date or following a Change of Control, the Member will be entitled to a lifetime annuity with a 15 year minimum guarantee, or a lump sum that is the Actuarial Equivalent of the annuity benefit

•	for payments commencing prior to Normal Retirement Date (except following a Change of Control), the Member will be entitled to a 15 year guaranteed annuity (but not a lifetime annuity),

commencing at the time set forth above, or a lump sum that is the Actuarial Equivalent of such annuity benefit.

For purposes of this Article VII, an Employee shall not be deemed to have terminated employment until he has terminated employment with the Company and all affiliated employers.

7.3	Calculation of Lump Sum Amount

A lump sum amount payable under the Plan shall be calculated by determining the amount of the monthly immediate annuity payable in accordance with the otherwise applicable provisions of the Plan in the distribution form described in Section 6.2(a) and multiplying such amount by a factor derived from the Actuarial Equivalent assumptions described in Section 2.1.

7.4	Delay in Payment

Notwithstanding anything else herein to the contrary, any payments required to be made hereunder may be delayed for six (6) months following a Member’s termination of employment, if the Committee determines that such delay is required in order to avoid the imposition of an excise tax on the Member under Section 409A of the Code. Any such payments that are delayed shall be paid in the form of a lump sum to the Member following the end of the delay period.

ARTICLE VIII

Administration

7.
8.1	Committee

The Committee shall supervise the daily management and administration of the Plan.

8.2	Responsibilities and Powers of the Committee

The Committee shall have the responsibility:

(a)	To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Committee hereby or necessary to carry out the provisions thereof.
(b)	To construe and interpret the Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.
(c)	To keep all records relating to Members of the Plan and such other records as are necessary for proper operation of the Plan.
8.3	Operation of the Committee

In carrying out the Committee’s functions hereunder:

(a)	The Committee may adopt rules and regulations necessary for the administration of the Plan and which are consistent with the provisions hereof.
(b)

All acts and decisions of the Committee shall be approved by a majority of the members of the Committee and shall apply uniformly to all Members in like circumstances. Written records shall be kept of all acts and decisions.

(c)

The Committee may authorize one or more of its members to act on its behalf. The Committee may also delegate, in writing, any of its responsibilities and powers to an individual(s) who is not a Committee member.

(d)

The Committee shall have the right to hire, at the expense of the Company, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of its duties.

8.4	Indemnification

In addition to any other indemnification that a fiduciary, including but not limited to a member of the Committee, is entitled to, the Company shall indemnify such fiduciary from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual’s fiduciary responsibilities with respect to this Plan under any aspects of the law.

ARTICLE IX

Miscellaneous

(e)
9.1	Benefits Payable by the Company

All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting with obligations. Any such investments shall be assets of the Company subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to interest in any such investments.

9.2	Amendment or Termination
(a)

The Board of Directors reserves the right to amend, modify, or restate or terminate the Plan; provided, however, that no such action by the Board of Directors shall reduce a Member’s vested SERP Benefit calculated as of the time thereof, except as set forth in Section 9.2(d). The provisions of this Section prohibiting an action by the Board of Directors which would reduce a Member’s vested SERP Benefit cannot be amended without the consent of all Members (including those who have retired). Any amendment to the Plan shall be made in writing by the Board of Directors, with or without a meeting, or shall be made in writing by the Committee, to the extent that Board of Directors has specifically delegated the authority to make such amendment to the Plan to the Committee. Any such termination of the Plan must be in accordance with the requirements of Section 409A of the Code.

(b)

This Plan constitutes the entire agreement of the Company with respect to the provision of SERP Benefits and cannot be modified orally or in any writing other than a resolution pursuant to the provisions of Section 9.2(a).

(c)

Except as provided in Section 9.2(d), if the Plan is terminated, a determination shall be made of each Member’s SERP Benefit as of the Plan termination date, and if a Member has not then attained age 65, he or she shall be treated as if the Member had terminated employment with the Company and each affiliated employer at such date. A Member’s SERP Benefit, as determined in accordance with the preceding sentence, shall be calculated as if such Member has ten Years of Service (regardless of the actual number of Years of Service), if such Member is an employee of the Company on the Plan termination date. The amount of such vested SERP Benefit shall be payable to the Member in accordance with the otherwise applicable terms of the Plan unless the Plan is amended to provide otherwise and the Member consents in writing to such amendment.

(d)

Bancorp may terminate the Plan or suspend payments or suspend operation of the Plan if the Company is subjected to regulatory discipline limiting its ability to pay compensation to Members, or if the Company is advised by a regulatory agency that payments to a particular Member or continuation of the Plan will result in regulatory sanctions against the Company, its officers or directors.

9.3	Status of Employment

Nothing herein contained shall be construed as conferring any rights upon any Member of any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Company to discharge any Member or to treat him or her without regard to the effect which such treatment might have upon him or her as a Member of the Plan.

9.4	Payments to Minors and Incompetents

If a Member or beneficiary entitled to receive any benefit hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Committee might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under this Plan.

9.5	Inalienability of Benefits

The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

9.6	Taxes

It is the intent of the Company that amounts deferred under the Plan shall not be subject to federal income tax until distributed from the Plan. However, the Company does not guarantee or warrant that Plan benefits will be excludable from a Member’s gross income for federal or state income tax purposes until distributed, and the Member (or Beneficiary) shall in all cases be liable for any taxes due on benefits attributable to such Member or Beneficiary.

The Committee shall make appropriate arrangements to (a) withhold FICA/FUTA taxes due on amounts accrued and vested under the Plan and (b) withhold federal and state income taxes due on amounts distributed from the Plan. Further, the Committee may make any arrangements it deems appropriate to withhold for any other taxes required to be withheld by any government or governmental agency.

9.7	Governing Law

Except to the extent pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of New Jersey.

[APPENDIX A]

(f)

[OMITTED – WILL BE SUPPLIED AT REQUEST OF STAFF OF THE SECURITIES EXCHANGE COMMISSION]

APPENDIX B

(g)

Example

The Member elects to retire at age 59. He has 8 years of service (and is therefore 80 % vested). He is retiring 6 years before age 65 (30% reduction (6 years, multiplied by 5% per year) from the 50% of his final pay benefit = 35%). Therefore, his benefit will be 80% of 35% = 28% of his final base pay to be paid at age 60 or 65 for 15 years, or a lump-sum equivalent. In any event, however, the above benefit will be reduced to the extent that the Member is entitled to a benefit under the Grandfathered Plan.

APPENDIX C

For purposes of this Appendix C only, Final Base Compensation shall mean Compensation determined at the date of death, but deemed adjusted by four percent (4%) increases, compounded annually, until age 65.

ROBERT F. MANGANO VESTING SCHEDULE

The following vesting schedule shall apply to the SERP Benefit granted to Robert F. Mangano:

Robert F. Mangano shall be fully vested in his SERP Benefit as of the effective date hereof.